UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2007

Commission File Number: 333-135946

HEMIS CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

     Bettlistrasse 35
8600 Dübendorf, Switzerland
(Address of principal executive offices)

(702) 387 2382
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Option Agreement

On November 16, 2007, Hemis Corporation (“Hemis”) entered into an option agreement, effective on November 23, 2007 (the “Option Agreement”) with Condor Gold Corporation (“CGC”) whereby Hemis granted to CGC the option to acquire a 49% or a 60% undivided interest in Hemis’ rights to explore and exploit certain offshore gold permits located in Cook Inlet, Alaska, and known as the Anchor Point Project (the “Property”). The rights of Hemis to the Property are derived from the agreement in respect of the Property between Hemis and Aspen Exploration Corporation dated January 8, 2007, and disclosed by Hemis in its registration Statement on Form SB-2 filed on April 18, 2007.

Pursuant to the Option Agreement CGC may acquire a 49% percent interest in Hemis’ rights to the Property by paying $100,000 to Hemis within 5 business days following the effective date and $1,900,000 within 12 months following the effective date. Additionally, CGC may increase its interest to 60% by paying to Hemis $500,000 within 18 months following the effective date and $1,500,000 within 24 months following the effective date. If CGC exercises its option to acquire the 49% interest, the parties have agreed to enter into a joint-venture agreement regarding the exploitation and management of the Property whereby all costs and revenues regarding the Property will be divided in proportion to the respective interest of the parties. If CGC exercises its option to increase its interest to 60%, the allocation of costs and revenues pursuant to the joint venture agreement will be modified accordingly. The Option agreement does not grant to CGC any right to hold title to the Property.

CGC may terminate the Option Agreement at any time by giving written notice to Hemis. The Option Agreement will terminate automatically if CGC fails to make any payments necessary for it to acquire a 49% interest in the Property.

Item 9.01 Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused thisreport to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007	HEMIS CORPORATION
(Registrant)

By: /s/Norman Meier
President, Chief Executive Officer